EXHIBIT 11.1

                             CARRIAGE SERVICES, INC.
                        COMPUTATION OF PER SHARE EARNINGS
               (UNAUDITED AND IN THOUSANDS, EXCEPT PER SHARE DATA)


    Earnings per share for the three month periods ended March 31, 1999 and 2000 is calculated based on the weighted average number of common and common equivalent shares outstanding during the period as prescribed by SFAS 128. The following table sets forth the computation of the basic and diluted earnings per share for the three month periods ended March 31, 1999 and 2000:

                                                      THREE MONTHS
                                                     ENDED MARCH 31,
                                                    ------------------
                                                     1999       2000
                                                    -------    -------
Net income .....................................    $ 4,377    $ 2,906
Preferred stock dividends ......................         29         20
                                                    -------    -------
Net income available to common stockholders for
   basic EPS computation .......................      4,348      2,886
Effect of dilutive securities ..................       --           20
                                                    -------    -------
Net income available to common stockholders for
   diluted EPS computation .....................    $ 4,348    $ 2,906
                                                    =======    =======

Weighted average number of common shares
   outstanding for basic EPS computation .......     15,808     15,977
Effect of dilutive securities:
     Stock options .............................        354       --
     Assumed conversion of preferred stock .....       --          258
                                                    -------    -------
Weighted average number of common and common
   equivalent shares outstanding for diluted EPS
   computation .................................     16,162     16,235
                                                    =======    =======

Earnings per share:

     Basic .....................................    $   .28    $   .18
                                                    =======    =======

     Diluted ...................................    $   .27    $   .18
                                                    =======    =======

                                       20